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                                                                    Exhibit 23.2

                         INDEPENDENT AUDITORS' CONSENT

    We consent to the incorporation by reference in this Registration Statement of Renaissance Worldwide, Inc. on Form S-3 (No. 333-66897) of our report dated February 28, 1997 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the accounting for an acquisition as a pooling-of interests) on Renaissance Solutions, Inc. and its subsidiaries for the year ended December 31, 1996 appearing in the annual report on Form 10-K of Renaissance Worldwide, Inc. for the year ended December 26, 1998. We also consent to the reference to us under the heading "Experts" in this Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 10, 1999